                                                   AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
                                                                  EXHIBIT 12
                                                      RATIO OF EARNINGS TO FIXED CHARGES
                                                                (in thousands)

                                                2003                     2004                    2005

      Earnings
      Pre-tax earnings                         $ 10,090                $ 18,453                  $16,048
      Plus:  Interest expense recognized          1,424                   1,398                    1,433
      Total earnings                             11,514                  19,851                   17,481

      Fixed charges
      Interest expenses for the period            1,345                   1,291                    1,433
      Total fixed charges                       $ 1,345             $     1,291               $    1,433

      Coverage Ratio                               8.56                   15.38                    12.20